Exhibit 99.1

RUBICON TECHNOLOGIES, THE MARKET-LEADING INNOVATOR IN SOFTWARE-BASED SMART WASTE AND RECYCLING SOLUTIONS, TO GO PUBLIC THROUGH MERGER WITH FOUNDER SPAC

●	Rubicon Technologies, LLC (“Rubicon”) has entered into a merger agreement with Founder SPAC (“Founder”); upon closing, the company will list on the New York Stock Exchange and trade under the ticker symbol “RBT.”

●	Rubicon is the digital challenger to status quo waste companies. The Lexington, Kentucky-based company is a leading environmental innovator using its pioneering cloud-based technology and software platform to provide smart waste and recycling solutions for businesses and governments, via its network of more than 8,000 hauling and recycling partners, across 20 countries, worldwide.

●	Rubicon’s smart waste and recycling software solutions address a highly resilient but fragmented $2.1 trillion global waste and recycling industry.

●	Started with a $10,000 line of credit, and during the company’s more than 12-year operating history, Rubicon has achieved significant milestones in growth and brand visibility, generating in excess of $500 million in revenue in 2019 and 2020, while building a base of Blue-Chip customers, including corporations such as Walmart, Starbucks, and FedEx, as well as major U.S. city governments including Kansas City, MO, Baltimore, MD, and Columbus, OH.

●	The transaction will provide gross proceeds of approximately $432 million (assuming no redemptions and prior to payment of transaction expenses), comprised of Founder SPAC’s $321 million of cash held in trust, and a $111 million fully committed common equity PIPE at $10.00 per share, including investments from Palantir Technologies, the New Zealand Super Fund, and Rodina Capital.

●	The transaction implies a combined pro forma enterprise value of approximately $1.7 billion and pro forma equity value of approximately $2.0 billion, and is expected to close in Q2 2022.

●	The transaction positions Rubicon to capitalize on significant future growth from organic and inorganic opportunities, as well as continued investment in new software development.

Lexington, KY (December 16, 2021) Rubicon® (or the “Company”), a certified B-Corporation and innovative software platform that provides smart waste and recycling solutions for businesses and governments worldwide, and Founder SPAC (“Founder”) (Nasdaq: FOUN), a publicly-traded special purpose acquisition company, announced today a definitive agreement that will result in Rubicon becoming a publicly listed company. Upon closing of the transaction, the combined company will be named Rubicon Technologies, Inc. be listed on the New York Stock Exchange under the new ticker symbol “RBT.” The company will continue to be based in Lexington, Kentucky, and led by Nate Morris, Founder and Chief Executive Officer of Rubicon, and other key executive leadership.

Leading Technology Company in Waste and Recycling Innovation

Founded in 2008, Rubicon is the world’s largest digital marketplace for waste and recycling, and a global leader in providing cloud-based waste and recycling solutions to businesses and governments. As the digital challenger to status quo waste companies, the company has developed and commercialized proven, cutting-edge software that brings transparency and environmental innovation to the waste and recycling industry, enabling customers to make data-driven decisions that lead to more efficient and effective operations and yields more sustainable outcomes. Using proprietary technology in Machine Learning, Artificial Intelligence (AI), computer vision, and Industrial Internet of Things (IoT), for which the company has secured more than 50 U.S. and international patents, Rubicon has built the world’s leading technology platform aimed at modernizing the centuries-old $2.1 trillion global waste and recycling industry. Fast Company named Rubicon to its annual list of the “World’s Most Innovative Companies” for 2021.

Through its suite of cutting-edge software solutions, Rubicon has driven innovation in one of the business world’s toughest industries, reimagined the customer experience, and empowered a wide range of customers, from small businesses to Fortune 500 companies, to municipal and city agencies, to optimize their waste handling and recycling programs. The implementation of Rubicon’s solutions enables customers to find significant economic value in their physical waste streams by improving business processes, reducing costs, and saving energy while helping those customers confidently execute their sustainability goals.

Rubicon’s long-term recurring revenue streams, low customer churn rate, triple-digit net revenue retention rate, and impressive growth trajectory since inception distinguish the company as the global leader in optimizing the waste and recycling industry. Annual revenues validate the inherent value of Rubicon’s solutions which are expected to exceed $577 million in 2021, with an enviable roster of Blue-Chip customers, including corporations such as Apple, Walmart, Starbucks, Chipotle, and FedEx, as well as major U.S. city governments including Kansas City, MO, Baltimore, MD, and Columbus, OH.

Management Commentary

Nate Morris, Founder and Chief Executive Officer of Rubicon commented, “Historically, waste has been an overlooked issue but in Rubicon we have built a different kind of company, one that has sought to address the entrenched shortcomings of the industry and bring the issue of waste into the public consciousness. As a Lexington, Kentucky-based company, our proven track record of environmental innovation shows that transformational ideas can come from anywhere, and demonstrates the power of forward-thinking businesses to drive positive change in our world. This transaction reflects a transformative step in our company’s long, successful track record. While the waste and recycling category is highly resilient, it is ripe for improvements in efficiency and sustainability, and the successful execution of our growth strategy will help propel the industry into the current age of digitization while facilitating the broader sustainability goals of customers and communities around the world. In doing so, we are creating a new standard for the waste and recycling category.”

Osman Ahmed, Chief Executive Officer of Founder SPAC, said, “Our main thesis with Founder SPAC was to partner with an iconic company enabling digital transformation in a significant end market. We are pleased to have found that partner in Rubicon, who is transforming a multi trillion-dollar industry which has remained essentially unchanged for centuries. Nate is a visionary CEO who has driven innovation in one of the toughest categories in the business world, delivering value to Rubicon’s hauling and recycling partners and the customers they serve. Under his leadership, Rubicon has achieved significant scale with marquee customers while delivering industry-leading growth, strong customer retention, and a clear path to profitability. We at Founder SPAC are excited to partner with Rubicon as it continues to build on its impressive growth trajectory as a public company.”

Financial Scale with Track Record of Rapid Growth

Since Rubicon’s inception in 2008, the company grew to over $500 million in annual revenues in 2020. The company has built an extensive network of more than 8,000 hauling and recycling partners and more than 8 million worldwide service locations. Rubicon expects to increase growth in the coming years as the company’s international markets expand and new customers are added to existing markets. Rubicon’s rapid expansion strategy has been executed in conjunction with a disciplined focus on operational efficiency and cost controls. Continued margin expansion is expected to accompany further growth at Rubicon as it realizes improved economies of scale, increased supplier density, and growth in its higher-margin SaaS products.

Transaction Overview

The business combination values Rubicon at an implied $1.7 billion pro forma enterprise value, at a price of $10.00 per share, assuming no redemptions by Founder SPAC shareholders. The boards of directors of Founder SPAC and Rubicon have approved the proposed transaction, which is expected to be completed in the second quarter of 2022, subject to, among other things, the approval by Founder SPAC’s stockholders and satisfaction or waiver of other customary closing conditions. The transaction will result in gross proceeds of approximately $432 million to Rubicon (assuming no redemptions and prior to the payment of transaction expenses), including a $111 million fully committed PIPE, anchored by Palantir Technologies, the New Zealand Super Fund, and Rodina Capital.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Founder SPAC with the Securities and Exchange Commission and available at https://www.sec.gov/.

Advisors

Moelis & Company LLC is serving as exclusive financial advisor to Founder SPAC. Cohen & Company Capital Markets a division of J.V.B. Financial Group, LLC is serving as financial advisor to Rubicon. Cohen & Company Capital Markets and Moelis & Company LLC are serving as placement agents to Founder SPAC. Jefferies LLC is serving as exclusive capital markets advisor to Founder SPAC. Winston & Strawn, LLP is serving as legal advisor to Founder SPAC. Gibson, Dunn & Crutcher LLP is serving as legal advisor to Rubicon.

Investor Conference Call Information

Rubicon and Founder SPAC will host a joint investor conference call at 8:30 AM ET today, December 16, 2021, to discuss the proposed transaction. To listen to the prepared remarks via telephone, dial 1-877-407-3982 (U.S.) or 1-201-493-6780 (International), and an operator will assist you. A telephone replay will be available at 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), passcode: 13725606, through December 30, 2021 at 11:59 PM ET. A transcript of this conference call can also be found on Rubicon’s Investor page and will be filed by Founder SPAC with the SEC.

About Rubicon

Rubicon is a Lexington, Kentucky-based software platform that provides innovative waste and recycling solutions for businesses and governments worldwide. Using technology to drive environmental innovation, the company helps turn businesses into more sustainable enterprises and neighborhoods into greener and smarter places to live and work. Rubicon’s mission is to end waste. It helps its partners find economic value in their waste streams and confidently execute their sustainability goals. Learn more at Rubicon.com.

About Founder SPAC

Founder SPAC is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. While Founder is not limited to a particular industry or geographic region, the company focuses on businesses within the technology sector, with a specific focus on the theme of Digital Transformation. Founder SPAC is led by CEO Osman Ahmed, CFO Manpreet Singh, and Executive Chairman Hassan Ahmed. The Company’s independent directors include Jack Selby, Steve Papa, Allen Salmasi, and Rob Theis. Sponsor and advisor Nikhil Kalghatgi, leads the Company’s advisory board.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, including certain financial forecasts and projections. All statements other than statements of historical fact contained in this press release, including statements as to future results of operations and financial position, revenue and other metrics planned products and services, business strategy and plans, objectives of management for future operations of Rubicon, market size and growth opportunities, competitive position and technological and market trends, are forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words, including “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “targets,” “projects,” “could,” “would,” “continue,” “forecast” or the negatives of these terms or variations of them or similar expressions. All forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts and assumptions that, while considered reasonable by Founder SPAC and its management, and Rubicon and its management, as the case may be, are inherently uncertain and many factors may cause the actual results to differ materially from current expectations which include, but are not limited to: 1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive merger agreement with respect to the business combination; 2) the outcome of any legal proceedings that may be instituted against Rubicon, Founder SPAC, the combined company or others following the announcement of the business combination and any definitive agreements with respect thereto; 3) the inability to complete the business combination due to the failure to obtain approval of the stockholders of Founder SPAC or Rubicon, or to satisfy other conditions to closing the business combination; 4) changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the business combination; 5) the ability to meet NYSE’s listing standards following the consummation of the business combination; 6) the risk that the business combination disrupts current plans and operations of Rubicon as a result of the announcement and consummation of the business combination; 7) the inability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; 8) costs related to the business combination; 9) changes in applicable laws or regulations; 10) the possibility that Rubicon or the combined company may be adversely affected by other economic, business and/or competitive factors; 11) Rubicon’s estimates of its financial performance; 12) the risk that the business combination may not be completed in a timely manner or at all, which may adversely affect the price of Founder SPAC’s securities; 13) the risk that the transaction may not be completed by Founder SPAC’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Founder SPAC; 14) the impact of the novel coronavirus disease pandemic, including any mutations or variants thereof, and its effect on business and financial conditions; 15) inability to complete the PIPE investment in connection with the business combination; and 16) other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Founder SPAC’s Form S-1 (File Nos. 333-252449 and 333-253016), Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 and registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus and proxy statement of Founder SPAC, referred to as a proxy statement/prospectus and other documents filed by Founder SPAC from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither Founder SPAC nor Rubicon gives any assurance that either Founder SPAC or Rubicon or the combined company will achieve its expected results. Neither Founder SPAC nor Rubicon undertakes any duty to update these forward-looking statements, except as otherwise required by law.

Use of Projections

This press release may contain financial forecasts of Rubicon. Neither Rubicon’s independent auditors, nor the independent registered public accounting firm of Founder SPAC, audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this press release, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this press release. These projections should not be relied upon as being necessarily indicative of future results. The projected financial information contained in this press release constitutes forward-looking information. The assumptions and estimates underlying such projected financial information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. See “Forward-Looking Statements” above. Actual results may differ materially from the results contemplated by the projected financial information contained in this press release, and the inclusion of such information in this press release should not be regarded as a representation by any person that the results reflected in such projections will be achieved.

Additional Information and Where to Find It

This press release relates to a proposed transaction between Founder SPAC and Rubicon. Founder SPAC intends to file a registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus and proxy statement of Founder SPAC, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all Founder SPAC stockholders. Founder SPAC also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of Founder SPAC are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Founder SPAC through the website maintained by the SEC at www.sec.gov.

The documents filed by Founder SPAC with the SEC also may be obtained free of charge at Founder SPAC’s website at https://www.thefounderspac.com or upon written request to 800 Capital Street, Suite 2400, Houston, TX 77002.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PRESS RELEASE, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PRESS RELEASE. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Participants in the Solicitation

Founder SPAC and Rubicon and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Founder SPAC’s stockholders in connection with the proposed transactions. Founder SPAC’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and executive officers of Founder SPAC listed in Founder SPAC’s registration statement on Form S-4, which is expected to be filed by Founder SPAC with the SEC in connection with the business combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Founder SPAC’s stockholders in connection with the proposed business combination will be set forth in the proxy statement/prospectus on Form S-4 for the proposed business combination, which is expected to be filed by Founder SPAC with the SEC in connection with the business combination.

No Offer or Solicitation

This press release is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy, sell or solicit any securities or any proxy, vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be deemed to be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Contacts:

Media Contact - Rubicon

Dan Sampson

Chief Marketing & Corporate Communications Officer

dan.sampson@rubicon.com

rubiconPR@icrinc.com

Investor Relations Contact - Rubicon

Sioban Hickie, ICR, Inc.

rubiconIR@icrinc.com

Founder SPAC Contact

Cody Slach

Gateway Group

(949) 574-3860

FOUN@gatewayir.com